EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT: Tom Ryan Investor Relations Advisors ph: 203.222.9013 fax: 203.222.9372	Mark L. Yoseloff, Ph.D., Chairman and CEO Richard Baldwin, Senior Vice President and CFO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC. REPORTS RECORD FOURTH QUARTER

AND FISCAL YEAR 2004 RESULTS

LAS VEGAS . . .Thursday, December 9, 2004 . . . Shuffle Master, Inc. (NASDAQ National Market: SHFL) today announced its operating results for the fourth quarter and fiscal year ended October 31, 2004.

Fourth Quarter 2004

•	Diluted earnings per share from continuing operations increased 29% to $0.27

•	Revenue increased 48% to $25.9 million

•	Income from operations increased 33% to $10.6 million

•	Net cash provided by operating activities increased 85% to $8.3 million

•	EBITDA from continuing operations increased 42% to $12.8 million

Fiscal Year 2004

•	Diluted earnings per share from continuing operations increased 34% to $0.91

•	Revenue increased 45% to $84.8 million

•	Income from operations increased 35% to $36.2 million

•	Net cash provided by operating activities increased 29% to $26.6 million

•	EBITDA from continuing operations increased 37% to $42.0 million

Additional fiscal 2004 accomplishments included:

•	In January 2004, Shuffle Master sold substantially all of its slot product operations and assets, including all rights, copyrights and related intellectual property associated with its proprietary Linux-based operating system to International Game Technology.

•	In February 2004, Shuffle Master purchased certain assets of BET Technology, Inc. (“BTI”) and announced its intent to purchase Casinos Austria Research and Development GmbH (“CARD”) located in Vienna, Austria. The BTI acquisition included the underlying patents and trademarks for several proprietary table games including Fortune Pai Gow Poker®, Casino War® and Royal Match 21™. The BTI acquisition added approximately 1,100 games to the Company’s installed base of proprietary table games.

•	In March 2004, the Company announced a three-for-two split of its common stock. The additional shares were issued on April 16, 2004 to holders of record on April 5, 2004.

•	In April 2004, Shuffle Master completed a private placement of $150.0 million in aggregate principal amount of 1.25% Contingent Convertible Senior Notes due 2024. The Company used approximately $58.0 million of the net proceeds to simultaneously repurchase shares of its common stock and $30.8 million to finance the cash portion of the CARD acquisition.

•	In May 2004, the Company announced the completion of the CARD acquisition. CARD develops, manufactures and supplies innovative casino products throughout the world. The CARD acquisition provides the Company with both an international headquarters and a direct international sales presence. In addition, the acquisition added CARD’s product portfolio consisting of the one2six® continuous shuffler and the Easy Chipper™, a next generation chip sorting device.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented, “It is extremely gratifying to reflect upon our many accomplishments in fiscal 2004. In addition to setting a number of important new financial records, we set the stage for continued growth by further diversifying our product portfolio organically and through acquisitions. We also cost-effectively established a direct international sales presence through the CARD acquisition, which better positions us to capitalize on new and expanding global gaming markets. In sum, we believe that fiscal 2004 fortified our leading market share position and increased our ability to deliver a strong value proposition to our customers.”

Utility Products

Fourth Quarter 2004

Revenue from Utility Products totaled $15.4 million in the current quarter, an increase of 56% from $9.9 million in the comparable prior year quarter. Utility Products lease revenue of $5.1 million for the current quarter increased 11% from $4.6 million in the prior year. Utility Products sales and service revenue totaled $10.3 million during the current quarter, an increase of 95% from $5.3 million in the prior year.

Fiscal Year 2004

For the current fiscal year, Utility Products revenue increased 39% to $45.9 million versus $33.1 million in the same prior year period. Utility Products lease revenue of $19.4 million for the current year increased 10% from $17.6 million in the prior year. Utility Products sales and service revenue totaled $26.5 million during the current year, an increase of 71% from $15.5 million in the comparable prior year period.

The quarter-over-quarter and year-over-year increases in Utility Products lease revenue reflect the greater number of shuffler units on lease. The quarter-over-quarter and year-over-year increases in Utility Products sales and service revenue resulted primarily from the CARD acquisition in May 2004 and related sales of the one2six shuffler, as well as strong demand for our Deck Mate® shuffler.

Entertainment Products

Fourth Quarter 2004

For the current quarter, revenue from Entertainment Products increased 37% to $10.4 million versus $7.6 million in the same prior year period. Entertainment Products lease and royalty revenue of $6.2 million for the current quarter increased 18% from $5.3 million in the prior year. Entertainment Products sales and service revenue totaled $4.2 million during the current quarter, an increase of 79% from $2.4 million in the prior year.

Fiscal Year 2004

For the current fiscal year, Entertainment Products revenue totaled $38.7 million, an increase of 54% versus $25.2 million in the comparable prior year period. Entertainment Products lease and royalty revenue of $23.7 million for the current year increased 13% from $21.0 million in the prior year. Entertainment Products sales and service revenue totaled $15.0 million during the current year, an increase of 264% from $4.1 million in the prior year.

The quarter-over-quarter and year-over-year increases in Entertainment Products lease and royalty revenue reflect the growth in our installed base of leased proprietary table games, primarily due to the units acquired from BTI in February 2004, as well as increased placements of our latest table game offerings. The quarter-over-quarter and year-over-year increases in Entertainment Products sales and service revenue resulted from increased lifetime license sales.

Balance Sheet, Cash Flows & Capital Deployment

Cash, cash equivalents, and investments totaled $47.0 million at October 31, 2004, compared to $10.4 million at October 31, 2003. The increase is primarily related to the net proceeds from the convertible debt offering in April 2004, proceeds from the slot assets sale in January 2004 and to a lesser extent, an increase in operating cash flows.

For the year, net cash provided by operating activities of $26.6 million increased 29% over $20.6 million in the comparable prior year period. EBITDA from continuing operations totaled $42.0 million in fiscal 2004, an increase of 37% over $30.7 million in the prior year.

During the fourth quarter, Shuffle Master repurchased 25,000 of its shares for approximately $912,000 at an average price of approximately $36.48 per share. During fiscal 2004, Shuffle Master repurchased 3.2 million shares for approximately $100.0 million at an average price of approximately $31.25, including those shares repurchased in connection with the April 2004 convertible debt offering mentioned above. As of October 31, 2004, the remaining share repurchase authorization under the Company’s stock repurchase program totaled $17.5 million.

Capital deployment initiatives for fiscal 2004 included share repurchases totaling $100.0 million and acquisitions totaling $67.2 million in cash and stock.

Yoseloff concluded, “With $47.0 million in cash and investments and our strong balance sheet, we are well positioned to execute our long-term strategic plans. Also, the addition of prudent leverage via our convertible debt issuance increased the product and geographic diversification of our earnings and cash flows. That said, we will continue to effectively manage our balance sheet and continue with our history of capital deployment through a combination of acquisitions of intellectual property and technology, as well as our ongoing commitment to our share repurchase program.”

Current Outlook

Consistent with our previous guidance, management is targeting year-over-year growth of 25%-30% in diluted earnings per share for both the first quarter and full fiscal year 2005, or a range of $0.21 - $0.23 and $1.14 - $1.18, respectively, excluding the effect of the three-for-two stock split announced today.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, intelligent table systems, and roulette chip sorters, to improve their profitability, productivity and security, and Entertainment Products, including proprietary table games and Table Master™ games to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

##

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; advances by competitors; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation or claims; tax matters, including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Notes, and to refinance its indebtedness, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; and various risk related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

Shuffle Master, Inc. will hold a conference call on December 9, 2004 at 2:00 PM Pacific time to discuss the results of operations for the fourth quarter and fiscal year ended October 31, 2004. The dial-in number for listen only mode on the call is (201) 689-8341; request the “Shuffle Master’s Fourth Quarter Fiscal 2004 Conference Call.” The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com. Beginning approximately two hours after the call and through December 16th, 2004, a playback can be heard 24-hours a day by dialing (201) 612-7415; account number is 3055 and conference identification number is 125894.

###

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2004	2003	2004	2003
Revenue:
Utility products leases	$5,097	$4,600	$19,415	$17,599
Utility products sales and service	10,344	5,314	26,532	15,493
Entertainment products leases and royalties	6,202	5,266	23,700	21,028
Entertainment products sales and service	4,238	2,367	15,005	4,123
Other	54	33	131	108

Total revenue	25,935	17,580	84,783	58,351

Costs and expenses:
Cost of leases and royalties	2,467	1,667	8,206	6,539
Cost of sales and service	4,520	1,956	11,197	5,060
Selling, general and administrative	6,766	4,490	22,953	15,788
Research and development	1,533	1,460	6,185	4,183

Total costs and expenses	15,286	9,573	48,541	31,570

Income from operations	10,649	8,007	36,242	26,781
Other income (expense)	(594)	88	(1,600)	256

Income from continuing operations before tax	10,055	8,095	34,642	27,037
Provision for income taxes	3,519	2,833	12,125	9,458

Income from continuing operations	6,536	5,262	22,517	17,579
Discontinued operations, net of tax	2	(305)	1,627	(645)

Net income	$6,538	$4,957	$24,144	$16,934

Basic earnings per share:
Continuing operations	$0.28	$0.21	$0.94	$0.70
Discontinued operations	—	(0.01)	0.07	(0.02)

Net income	$0.28	$0.20	$1.01	$0.68

Diluted earnings per share:
Continuing operations	$0.27	$0.21	$0.91	$0.68
Discontinued operations	—	(0.02)	0.06	(0.02)

Net income	$0.27	$0.19	$0.97	$0.66

Weighted average shares outstanding:

Basic	23,169	24,815	23,970	25,084
Diluted	24,053	25,584	24,872	25,774

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	October 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$20,580	$2,674
Investments	26,458	7,751
Accounts receivable, net	11,205	10,007
Notes receivable	—	648
Investment in sales-type leases, net	4,739	2,075
Inventories	5,853	7,365
Prepaid income taxes	6,373	5,659
Deferred income taxes	2,195	833
Other current assets	851	242

Total current assets	78,254	37,254
Investment in sales-type leases, net	7,068	3,314
Products leased and held for lease, net	5,291	5,777
Property and equipment, net	3,677	2,047
Intangible assets, net	47,812	5,482
Goodwill, net	37,556	3,664
Deferred income taxes	—	1,551
Other assets	5,634	329

Total assets	$185,292	$59,418

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,304	$5,477
Accrued liabilities	5,497	3,368
Customer deposits and unearned revenue	3,532	2,425
Note payable and current portion of long-term liabilities	250	175

Total current liabilities	12,583	11,445

Long-term liabilities, net of current portion	157,648	250
Deferred income taxes	332	—

Total liabilities	170,563	11,695

Contingencies

Shareholders’ equity:
Preferred stock, no par value; 338 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 101,250 shares authorized; 23,305 and 24,715 shares issued and outstanding	233	165
Additional paid-in capital	9,593	—
Deferred compensation	(1,765)	—
Retained earnings	698	47,558
Cumulative currency translation adjustment	5,970	—

Total shareholders’ equity	14,729	47,723

Total liabilities and shareholders’ equity	$185,292	$59,418

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited, in thousands)

	Three Months Ended October 31,		Year Ended October 31,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$6,538	$4,957	$24,144	$16,934
Depreciation and amortization	2,642	2,042	8,042	8,126
Other operating activities	(840)	(2,490)	(5,599)	(4,430)

Net cash provided by operating activities	8,340	4,509	26,587	20,630

Cash flows from investing activities:
Net change in investments	5,329	3,571	(18,707)	8,067
Payments for products leased and held for lease	(1,133)	(792)	(3,676)	(3,737)
Other capital expenditures	(706)	(415)	(3,467)	(1,847)
Acquisition of businesses	(157)	—	(38,594)	(1,730)
Proceeds from sale of slot assets	—	—	8,858	—
Other investing activities	(19)	105	(954)	1

Net cash provided (used) by investing activities	3,314	2,469	(56,540)	754

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issue costs	(11)	—	145,208	—
Repurchases of common stock	(912)	(9,113)	(100,024)	(25,827)
Payment of long-term liabilities	(4,105)	(175)	(4,105)	(175)
Proceeds from issuances of common stock	1,157	863	6,780	3,688

Net cash provided (used) by financing activities	(3,871)	(8,425)	47,859	(22,314)

Net increase (decrease) in cash and cash equivalents	7,783	(1,447)	17,906	(930)
Cash and cash equivalents, beginning of period	12,797	4,121	2,674	3,604

Cash and cash equivalents, end of period	$20,580	$2,674	$20,580	$2,674

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands, except unit data)

UNIT DATA

	Three Months Ended October 31,		Year Ended October 31,
	2004	2003	2004	2003
Shufflers installed base (end of period):
Lease units	4,138	3,584	4,138	3,584

Sold units, inception-to-date:
Beginning of period	10,401	7,024	7,506	6,238
Sold during period	796	484	2,165	1,369
CARD installed base at the acquisition date	—	—	1,602	—
Less trade-ins and exchanges	(46)	(2)	(122)	(101)

End of period	11,151	7,506	11,151	7,506

Total installed base (a)	15,289	11,090	15,289	11,090

Table games installed base (end of period):
Royalty units	2,868	1,660	2,868	1,660

Sold units, inception-to-date:
Beginning of period	288	33	72	10
Sold during period	77	39	293	62

End of period	365	72	365	72

Total installed base (a)	3,233	1,732	3,233	1,732

FINANCIAL DATA
	Three Months Ended October 31,		Year Ended October 31,
	2004	2003	2004	2003
Reconciliation of Income from Continuing Operations to EBITDA:
Income from continuing operations	$6,536	$5,262	$22,517	$17,579
Interest expense (income), net	164	(99)	111	(292)
Provision for income taxes	3,519	2,833	12,125	9,458
Depreciation and amortization	2,595	1,035	7,219	3,958

EBITDA from continuing operations (b)	$12,814	$9,031	$41,972	$30,703

(a)	Installed Base is the sum of product units under lease or license agreements and inception-to-date sold units. Management believes that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by the Company’s casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units currently in use.
(b)	EBITDA (defined as income from continuing operations before net interest, provision for income taxes, and depreciation and amortization) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes it is a useful performance measure and widely used within its industry. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.